Exhibit No. 21
List of Subsidiaries

The subsidiaries of Barnwell Industries, Inc., at September 30, 2024 were:

Jurisdiction of
Name of Subsidiary	Incorporation or Organization
Barnwell of Canada, Limited	Delaware
Water Resources International, Inc.	Delaware
Barnwell Hawaiian Properties, Inc.	Delaware
Barnwell Investments LLC	Delaware
Barnwell Texas, LLC	Delaware
Barnwell Kona Corporation	Hawaii
Kaupulehu Developments	Hawaii
KD Kona 2013 LLLP	Hawaii
BOK Drilling, LLC	Hawaii
Octavian Oil, Ltd.	Alberta, Canada